EXHIBIT 16.1


October 22, 2001


Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Sir/Madam:

We have read the second and fourth paragraphs of Item 4 included in the Form 8-K dated October 18, 2001 of American Tissue Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein. By letter dated October 16, 2001 (received October 18, 2001), we were discharged as the independent accountants for American Tissue Inc.


Very truly yours,


Arthur Andersen LLP

cc: Mehdi  Gabayzadeh,  President and Chief Executive  Officer,  American Tissue
Inc.